Exhibit 99.1

Flexsteel Industries Appoints Kathryn P. Dickson

to its Board of Directors

DUBUQUE, Iowa – June 15, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today announced the appointment of Kathryn (Katy) P. Dickson as an independent director of the Company effective June 14, 2021.

Ms. Dickson is an omni-channel global executive who is known to provide organizational leadership resulting in digital transformation, global expansion, brand innovation, and revitalization. She has served in multiple public companies including Tilray, Mattel, News Corp, and General Mills, ranging in size from $1 billion to $16 billion in revenues.

“We are very fortunate to have Katy join our Board of Directors. She brings considerable innovation, organizational leadership, strategic planning, marketing, and omni-channel experience, and her guidance will be invaluable as we execute our plan to better serve our customers, generate profitable growth and improve shareholder returns,” said Flexsteel Chairman Thomas M. Levine. “Katy’s experience driving growth through omni-channel and digital strategies gives us confidence that she will be a great addition to our Board.”

Flexsteel CEO Jerry Dittmer added, “I am excited to have Katy join the Flexsteel Board of Directors.  She has a distinct set of skills and experiences that will help us continue executing a winning strategy to accelerate the potential of Flexsteel. Her experience leading full P&Ls and driving growth through omni-channel and digital strategies is the expertise Flexsteel needs to provide our customers with an integrated customer experience. Her background and experience ideally complement the strength and expertise of our board members and I am looking forward to her guidance and working closely with her.”

Professional Background of Katy P. Dickson

Kathryn (Katy) P. Dickson served as President, Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, where she grew revenue by driving usage of hemp-based products at home.  Ms. Dickson joined Manitoba Harvest in December 2019, after the acquisition of the business by Tilray, Inc, and served until the announced acquisition of Tilray, Inc. by Aphria, Inc, in December 2020.  Prior to Manitoba Harvest, Ms. Dickson served as SVP for Mattel, Inc., a global learning, development, and play company, and President of its American Girl subsidiary from February 2016 through December 2018, where she expanded and grew a portfolio of products through an omni-channel strategy that included product innovation, digital marketing, experiential retail, and online merchandising.  Prior to Mattel, Ms. Dickson served as Chief Marketing Officer for News America Marketing, a consumer-focused marketing business from February 2015 through February 2016. Prior to News America Marketing, Ms. Dickson served in increasingly responsible roles over more than 23 years at General Mills, Inc., a global manufacturer and marketer of branded consumer foods.  Her leadership there included Vice President, Marketing Excellence, and Vice President/

Business Unit Director for global brands including Betty Crocker, Pillsbury, and Old El Paso.   Ms. Dickson holds a B.S. degree from the United States Air Force Academy, and an MBA from UCLA. She served as an officer in the U.S. Air Force where she achieved the rank of Captain.  Ms. Dickson was a member of the Cooper Tire & Rubber Board of Directors from 2018 to June 7, 2021, when the acquisition of Cooper Tire & Rubber by GoodYear Tire & Rubber successfully closed.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its eCommerce channel and direct sales force.

For more information, visit our web site at http://www.flexsteel.com.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries 563.585.8383

investors@flexsteel.com